Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Floating Rate Senior Medium Term Notes, Series G due 2013	$100,000,000	$7,130

(1)	Calculated in accordance with Rules 457(r) of the Securities Act of 1933.

Pricing Supplement dated December 2, 2010 (To Prospectus dated June 28, 2010 and Prospectus Supplement dated August 6, 2010) THE BANK OF NEW YORK MELLON CORPORATION	Rule 424(b)(2) File No. 333-167832.

Senior Medium-Term Notes Series G

(U.S. $ Floating Rate)

$100,000,000 Floating Rate Senior Notes Due 2013

Trade Date: December 2, 2010

Original Issue Date: December 9, 2010

Principal Amount: $100,000,000

Net Proceeds to Issuer: $99,910,000

Price to Public: 100%, plus accrued interest, if any, from December 9, 2010

Commission/Discount: 0.09%

Agent’s Capacity:  x  Principal Basis      Agency Basis

Maturity Date: December 9, 2013

Interest Payment Dates: Quarterly on the 9th day of March, June, September and December of each year, commencing March 9, 2011 and ending on Maturity Date (or next business day, modified following, adjusted)

Interest Rate: 3-month LIBOR + 27 basis points

Initial Interest Rate: 3-month LIBOR + 27 basis points determined on the second London Banking Day preceding the Original Issue Date

Interest Reset Dates: Quarterly on the 9th day of March, June, September and December of each year, commencing March 9, 2011 (or next business day, modified following, adjusted)

Base Rate: LIBOR (the designated LIBOR page shall be Reuters page LIBOR01 and the LIBOR currency shall be U.S. Dollars)

Index Maturity: 3-month

Spread: + 27 basis points

Interest Determination Dates: The second London Banking Day preceding the related Interest Reset Date

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Form:	x		Book Entry
Certificated

Redemption:
	x		The Notes cannot be redeemed prior to maturity
The Notes may be redeemed prior to maturity

Repayment:
	x		The Notes cannot be repaid prior to maturity
The Notes can be repaid prior to maturity at the option of the holder of the Notes

Discount Note:		Yes	x No

Defeasance: The defeasance and covenant defeasance provisions of the Senior Indenture described under “Description of Senior Debt Securities and Senior Subordinated Debt Securities – Debt Securities Issued by the Company under the Senior Indenture or the Senior Subordinated Indenture – Legal Defeasance and Covenant Defeasance” in the Prospectus will apply to the Notes.

Plan of Distribution: The Notes described herein are being purchased by the agent named in the below table (the “Agent”), as principal, on the terms and conditions described in the Prospectus Supplement under the caption “Plan of Distribution of Medium-Term Notes.”

Agent	Aggregate Principal Amount of Notes to be Purchased

Deutsche Bank Securities Inc.	$100,000,000
Total:	$100,000,000

The Agent expects to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about the fifth business day following the date of this Pricing Supplement. Trades of securities in the secondary market generally are required to settle in three business days, referred to as T+3, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the Notes will not be made on a T+3 basis, investors who wish to trade the Notes before a final settlement will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

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